Exhibit No. 11. Statement re: Computation of Per Share Earnings for the six and
                three months ended June 30, 1997 and 1996 (in thousands except per share data).


                                                        Six Months Ended                  Three Months Ended
                                                            June 30,                           June 30,
                                                 -------------------------------      --------------------------
                                                      1997            1996                1997          1996
                                                      ----            ----                ----          ----
    Net income                                       $ 846           $ 768               $ 375         $ 449
                                                     =====           =====               =====         =====


    Weighted average shares outstanding              3,021           3,138               3,023         3,119

    Common stock equivalents due to dilutive
       effect of stock options                          96              17                  99            15
                                                     -----           -----               -----         -----

    Total weighted average common shares
       and equivalents outstanding                   3,117           3,155               3,122         3,134
                                                     =====           =====               =====         =====

    Primary earnings per share                      $ 0.27          $ 0.24              $ 0.12        $ 0.14
                                                    ======          ======              ======        ======

    Total weighted average common shares
       and equivalents outstanding                   3,117           3,155               3,122         3,134

    Additional dilutive shares using the
       end of period market value versus the
       average market value when applying
       the treasury stock method(1)                    N/A             N/A                 N/A           N/A
                                                     -----           -----               -----         -----
    Total weighted average common shares
       and equivalents outstanding for fully
       diluted computation                           3,117           3,155               3,122         3,134
                                                     =====           =====               =====         =====

    Fully diluted earnings per share                $ 0.27          $ 0.24              $ 0.12        $ 0.14
                                                    ======          ======              ======        ======


----------
(1) Fully dilutive earnings per share are not anti-dilutive or did not result in dilution of three percent or more; therefore they are not separately presented in the consolidated statements of operations.

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